                                                                    EXHIBIT 10.8

                              AMENDED AND RESTATED
                            BURLINGTON RESOURCES INC.
                   EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

      WHEREAS, the Board of Directors of the Company recognizes that the possibility of a Change in Control exists and that the threat or the occurrence of a Change in Control can result in significant distractions of its key executive personnel because of the uncertainties inherent in such a situation; and

      WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of its key executive personnel in the event of a threat of a Change in Control and to ensure their continued dedication and efforts in such event without undue concern for their personal financial and employment security.

      NOW, THEREFORE, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.


                                    ARTICLE I

                   ESTABLISHMENT OF AMENDED AND RESTATED PLAN

      As of the Effective Date, the Company hereby amends and restates the Burlington Resources Inc. Key Executive Severance Protection Plan as set forth in this document.


                                   ARTICLE II

                                   DEFINITIONS

      As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

      2.1 Affiliate. The term "Affiliate" shall mean with respect to any person or entity, any entity, directly or indirectly, controlled by, controlling or under common control with such person or entity.

      2.2 Base Salary. The amount a Participant is entitled to receive as wages or salary on an annualized basis, calculated immediately prior to a Change in Control or, if greater, at any time thereafter.

      2.3 Benefits Protection Trust. The Burlington Resources Inc. Benefits Protection Trust.

      2.4 Board. The Board of Directors of Burlington Resources Inc.

      2.5 Bonus Amount. The term "Bonus Amount" shall mean for any Participant the greater of (i) an amount equal to the Participant's annual bonus which would have been payable under the Burlington Resources Inc. Incentive Compensation Plan (or any other bonus plan or program that is a successor to the Incentive Compensation Plan) (the "ICP") for the fiscal year in which a Change of Control occurs had he continued in employment until the end of such fiscal year and had bonuses been payable at the "excellent" level of performance and (ii) the highest annual bonus paid or payable to the Participant under the ICP in respect of any of the three (3) fiscal years of the Company preceding the Participant's termination of employment, but in the case of each of (i) and (ii) excluding any single or one time "spot" award.

      2.6 Cause. The Employer may terminate the Participant's employment for "Cause." A termination for Cause is a termination evidenced by a resolution adopted in good faith by two-thirds (2/3) of the Board that the Participant (i) willfully and continually failed to substantially perform his duties with the Employer (other than a failure resulting from the Participant's incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Participant specifying the manner in which the Participant has failed to substantially perform, or (ii) willfully engaged in conduct which is demonstrably and materially injurious to the Employer or any of its Affiliates, monetarily or otherwise; provided, however, that no termination of the Participant's employment shall be for Cause as set forth in clause (ii) above until (x) there shall have been delivered to the Participant a copy of a written notice setting forth that the Participant was guilty of the conduct set forth in clause (ii) and specifying the particulars thereof in detail, and (y) the Participant shall have been provided an opportunity to be heard by the Board (with the assistance of the Participant's counsel if the Participant so desires). No act, nor failure to act, on the Participant's part shall be considered "willful" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Employer and its Affiliates. Notwithstanding anything contained in this Plan to the contrary, no failure to perform by the Participant after Notice of Termination is given by the Participant shall constitute Cause.

      2.7 Change In Control. A "Change in Control" shall mean the occurrence of any of the following:

            (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the then outstanding shares of its common stock ("Shares") or the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this Section 2.7(a), Shares or Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Related Entity"), (ii) the Company or any Related Entity, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined).

            (b) The consummation of:

                  (i) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued ( a "Merger"), unless such Merger is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a Merger where:

                        (A) the stockholders of the Company, immediately before such Merger own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the "Surviving Corporation") if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another Person (a "Parent Corporation"), or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation;

                        (B) the individuals who were members of the Incumbent Board (as hereinafter defined) immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation; and

                        (C) no Person other than (1) the Company, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger, was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to such Merger, had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities or Shares has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation if there is no Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation;

                  (ii)  A complete liquidation or dissolution of the Company; or

                  (iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company's stockholders of the stock of a Related Entity or any other assets).

            (c) The individuals who, as of the Effective Date, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the members of the Board or, following a Merger which results in a Parent Corporation, the board of directors of the ultimate Parent Corporation; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

      Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increase the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

      2.8 Company. Burlington Resources Inc.

      2.9 Effective Date. The date this Amended and Restated Plan is approved by the Board.

      2.10 Employer. As applicable to any Participant, the Company or a subsidiary of the Company that employs the Participant.

      2.11 Executive Employee. Each employee of the Company or any of its wholly-owned subsidiaries, in each case who is at the level of vice president or higher in the Company or Burlington Resources Oil & Gas Company.

      2.12 Good Reason. "Good Reason" shall mean the occurrence of any of the following events or conditions:

            (a) a change in the Participant's status, title, position or responsibilities (including reporting responsibilities) which, in the Participant's reasonable judgment, represents a substantial reduction of the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Participant of any duties or responsibilities which, in the Participant's reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of the Participant from or failure to reappoint or reelect him to any of such positions, except in connection with the termination of his employment for Cause, Permanent Disability, as a result of his death, or by the Participant other than for Good Reason;

            (b) a reduction in the Participant's annual base salary;

            (c) the Employer's requiring the Participant (without the consent of the Participant) to be based at any place outside a thirty-five (35) mile radius of his place of employment prior to a Change in Control, except for reasonably required travel on the Employer's business which is not materially greater than such travel requirements prior to the Change in Control;

            (d) the failure by the Employer to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or benefit plan, program or practice in which the Participant was participating at the time of the Change in Control, including, but not limited to, the Company's Stock Incentive Plans, Performance Share Unit Plan, Pension Plan, Retirement Savings Plan, Health Plan (Medical, Dental and Vision), Basic Employer Life Plan, Deferred Compensation Plan (and including, without limitation, The Louisiana Land and Exploration Company Deferred Compensation Arrangement), Supplemental Benefits Plan, Senior Executive Survivor Benefit Plan (if applicable to the Participant) and Incentive Compensation Plan, unless a substitute or replacement plan has been implemented which provides substantially similar compensation or benefits to the Participant or (B) provide the Participant with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program and practice as in effect immediately prior to the Change in Control (or as in effect following the Change in Control, if greater);

            (e) any material breach by the Company of any provision of this Plan; or

            (f) any purported termination of the Participant's employment for Cause by the Employer which does not otherwise comply with the terms of this Plan.

            Any event described in Section 2.12(a) through (f) which occurs prior to a Change in Control but which the Participant reasonably demonstrates
(1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (2) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to a Change in Control. Any such action which occurs subsequent to the execution of an agreement providing for a transaction or transactions which if consummated would constitute a Change in Control shall conclusively be presumed to be in connection with a Change in Control.

      2.13 Notice of Termination. "Notice of Termination" shall mean a notice which indicates the specific provisions in this Plan relied upon as the basis for any termination of employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of a Participant's employment under the provision so indicated. No purported termination of employment shall be effective without such Notice of Termination.

      2.14 Operating Unit. Any subsidiary, division or other operating unit of the Company or any of its subsidiaries.

      2.15 Participant (i) An Executive Employee who meets the eligibility requirements of Article III and (ii) such other employees of the Company and its subsidiaries who are designated on Schedule A to this Plan as Participants in this Plan by the Company's Chief Executive Officer or by the Compensation Committee of the Board.

      2.16 Permanent Disability. A Participant shall be deemed to have become permanently disabled for purposes of this Plan if the Chief Executive Officer of the Company (or in the case of the Chief Executive Officer, the Compensation Committee of the Board) finds, upon the basis of medical evidence satisfactory to him (or it), that the Participant is totally disabled, whether due to physical or mental condition, so as to be prevented from engaging in further employment by the Employer and that such disability will be permanent and continuous during the remainder of his life; provided, that no Participant shall be deemed to have become permanently disabled unless prior to the determination by the Company's Chief Executive Officer or Compensation Committee of the Board, as applicable, the Participant has been determined to qualify for long-term disability benefits under an applicable long-term disability benefit plan of the Employer.

      2.17 Pro-Rata Bonus. With respect to the fiscal year in which a Participant's Termination Date occurs, an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days that have elapsed in such fiscal year through the Termination Date and the denominator of which is 365; provided, however, that the Pro-Rata Bonus shall be reduced, but not below zero, to the extent of any bonus the Participant is entitled to receive pursuant to the Incentive Compensation Plan in respect of the fiscal year in which the Termination Date occurs.

      2.18 Severance Benefit. The benefit payable in accordance with Article IV of the Plan.

      2.19 Termination Date. The date of the termination of a Participant's employment with the Employer as determined in accordance with Article V.


                                   ARTICLE III

                                   ELIGIBILITY

      3.1 Participation. Each Executive Employee shall automatically be entitled to be a Participant in the Plan as of the Effective Date or his date of hire by the Employer, whichever occurs later. Each other employee designated in writing as a Participant in the Plan pursuant to Section 2.15 hereof shall be entitled to be a Participant in the Plan as of the Effective Date or the date of such designation, whichever occurs later.

      3.2 Duration of Participation. A Participant who is an Executive Employee shall cease to be a Participant in the Plan (i) if, prior to a Change in Control, he ceases to be an Executive Employee, or (ii) if his employment is terminated under circumstances where he is not entitled to a Severance Benefit under the terms of this Plan. An employee who is a Participant in the Plan by reason of the designation pursuant to Section 2.15 hereof shall cease to be a Participant in the Plan (i) if, prior to a Change in Control, the Company's Chief Executive Officer or the Compensation Committee of the Board shall remove him from participation, or (ii) if his employment is terminated under circumstances where he is not entitled to a Severance Benefit under the terms of this Plan. A Participant entitled to payment of a Severance Benefit shall remain a Participant in the Plan until the full amount of the Severance Benefit has been paid to him.

                                   ARTICLE IV

                               SEVERANCE BENEFITS

      4.1 Right to Severance Benefit.

            (a) A Participant shall be entitled to receive from the Company a Severance Benefit in the amount provided in Section 4.2 if (i) a Change in Control has occurred and (ii) within two years thereafter, the Participant's employment with the Employer terminates for any reason, except that notwithstanding the foregoing provisions of this Section 4.1(a), no benefits under this Plan will be payable should the Participant's termination of employment be (A) for Cause, (B) by reason of Permanent Disability, (C) initiated by the Participant for other than Good Reason, (D) by reason of the Participant's death or (E) an Excluded Termination (as defined in Section 4.1(c)).

            (b) Notwithstanding anything to the contrary contained herein, if the employment of a Participant is terminated prior to a Change in Control but the Participant reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (ii) was otherwise in connection with, or in anticipation of, a Change in Control which actually occurs, then for purposes of this Plan the date of a Change in Control with respect to that Participant shall be deemed to be the date immediately prior to the Participant's Termination Date. If any such termination occurs while an agreement is pending and the effective provisions of such agreement provide for a transaction or transactions which if consummated would constitute a Change in Control, then such termination shall conclusively be presumed to be in connection with a Change in Control.

            (c) If, following a Change in Control, a Participant's employment with the Employer terminates in connection with the sale, divestitute or other disposition of the stock or assets of any Operating Unit (or part thereof) (a "Transaction"), such termination shall not be a termination of employment of the Participant for purposes of the Plan, and (notwithstanding the rights provided to the Participant by Section 4.1(a)) the Participant shall not be entitled to a Severance Benefit as a result of such termination of employment if (i) the Participant is offered continued employment, or continues in employment, with the divested Operating Unit (or part thereof) or the purchaser of the stock or assets of the Operating Unit (or part thereof), as the case may be, or one of their respective Affiliates (the "Post-Transaction Employer") on terms and conditions that would not constitute Good Reason and (ii) the Company obtains an agreement from the acquiror of the stock or assets of the divested Operating Unit (or part thereof), enforceable by the Participant, to provide or cause the Post-Transaction Employer to provide severance pay and benefits, if the Participant accepts the offered employment or continues in employment with the Post-Transaction Employer or its Affiliates following the Transaction, (A) at least equal to the Severance Benefit and (B) payable upon a termination of the Participant's employment with the Post-Transaction Employer and its Affiliates within the period described in Section 4.1(a)(ii) (or such part of it as is then remaining) for any reason other than Cause, Permanent Disability, the Participant's death or a termination by the Participant without Good Reason. For purposes of this
Section 4.1(c), the terms Cause, Good Reason and Permanent Disability shall have the meanings ascribed to them in Sections 2.6, 2.12 and 2.16 respectively, but the term Employer as it is used in those Sections shall be deemed to refer to the entity employing the Participant after the Transaction, and the terms Board, Chief Executive Officer and Compensation Committee as used in those Sections shall be deemed to refer to the individuals or bodies serving those functions for such employer or, if applicable, the ultimate parent corporation of such employer.

                  A termination of employment described in this Section 4.1(c) is herein referred to as an "Excluded Termination." In the circumstances described in this Section 4.1(c), the Participant shall not be entitled to receive any Severance Benefit under this Plan whether or not the Participant accepts the offered employment or continues in employment. The provisions of this Section 4.1(c) do not create any entitlement to any Severance Benefit from the Company and its subsidiaries in any circumstances whatsoever and are to be construed solely as a limitation on such entitlement in the circumstances herein set forth.

      4.2 Amount of Severance Benefit. If a Participant's employment is terminated in circumstances entitling him to a Severance Benefit as provided in
Section 4.1, such Participant shall be entitled to the following benefits:

            (a) the Company shall pay to the Participant a Pro-Rata Bonus;

            (b) the Company shall pay to the Participant, as severance pay and in lieu of any further salary for periods subsequent to the Termination Date (as specified in Section 5.2), in a single payment (without any discount for accelerated payment), an amount in cash equal to three (3) times the sum of (A) the Participant's Base Salary and (B) the Bonus Amount;

            (c) for a period of thirty six (36) months subsequent to the Participant's Termination Date, the Company shall at its expense continue, on behalf of the Participant and his dependents and beneficiaries, the benefits listed on Schedule B to this Plan which were being provided to the Participant at the time of the Change in Control or at any time thereafter. The benefits provided in this Subsection 4.2(c) shall be no less favorable to the Participant, in terms of amounts and deductibles and costs to him, than the coverage provided the Participant under the plans providing such benefits immediately prior to the Change in Control or, if greater, at any time thereafter. The obligation under this Section 4.2(c) with respect to the foregoing benefits shall be limited if the Participant obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce or eliminate the coverage and benefits it is required to provide the Participant hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Participant than the coverages and benefits required to be provided hereunder. The Company also shall pay a lump sum equal to the amount of any additional income tax payable by the Participant and attributable to the benefits provided under this subparagraph (c) at the time such tax is imposed upon the Participant;

            (d) the Company shall pay a lump sum pension supplement payable under the terms of the Burlington Resources Supplemental Benefit Plan (the "Supplemental Plan") equal to a pension calculated (i) by adding three (3) years of additional credited pension service to the Participant's existing credited pension service as of the termination of the Participant's employment, (ii) by assuming that for each of the three (3) years of service added pursuant to clause (i) that the Participant's compensation was equal to the sum of the Participant's Base Salary and Bonus Amount and (iii) then by calculating the Participant's pension in accordance with the formula provided in the pension plan. A Participant who is entitled to a pension supplement under any other agreement between such Participant and the Company may elect, in writing, to receive the pension supplement provided under this subparagraph (d) in lieu of, but not in addition to, such other pension supplement as may be provided by such other agreement. In the event that no election is made, the Participant shall forego his right to receive the pension supplement provided under this subparagraph;

            (e) the Company shall transfer to the Participant, all right, title or other ownership interest it may have in any automobile then being provided for use by the Participant;

            (f) the Company shall transfer to the Participant, any right, title or ownership in any club memberships provided by the Company;

            (g) the Company shall pay or reimburse the Participant for costs, fees and expenses of executive outplacement assistance services provided to the Participant during the one (1) year period following the Participant's Termination Date by any outplacement service provider selected by the Participant; and

            (h) the amounts provided for in Sections 4.2(a), (b), (d), (e) and
(f) shall be paid or transferred within thirty (30) days after the Participant's Termination Date.

The Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

      4.3 Reduction of Severance Benefit. Notwithstanding any of the other provisions of this Plan, any Severance Benefits paid or payable to a Participant shall be reduced by any severance, termination or similar payment to which such Participant is entitled under (i) the Burlington Resources Inc. Severance Benefit Plan for Certain Employees of The Louisiana Land and Exploration Company, (ii) The LL&E Change in Control Severance Plan for Key Executives,
(iii) a Termination Agreement to which the Participant and The Louisiana Land and Exploration Company are parties or (iv) any letter agreement or similar arrangement to which the Participant is a party.


                                    ARTICLE V

                            TERMINATION OF EMPLOYMENT

      5.1 Written Notice Required. Any purported termination of employment, either by the Employer or by the Participant, shall be communicated by written Notice of Termination to the other.

      5.2 Termination Date. In the case of the Participant's death, the Participant's Termination Date shall be his date of death. In all other cases, the Participant's Termination Date shall be the date specified in the Notice of Termination subject to the following:

            (a) If the Participant's employment is terminated by the Employer for Cause or due to Permanent Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Participant, provided that in the case of Permanent Disability the Participant shall not have returned to the full-time performance of his duties during such period of at least thirty (30) days; and

            (b) If the Participant terminates his employment for Good Reason, the date specified in the Notice of Termination shall not be more than sixty
(60) days from the date the Notice of Termination is given to the Employer.


                                   ARTICLE VI

                       ADDITIONAL PAYMENTS BY THE COMPANY

      6.1 Gross-Up Payment. In the event it shall be determined that any payment or distribution of any type by the Company to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Participant shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. Payment of the Gross-Up Payment shall be made in accordance with Section 6.3.

      6.2 Determination By Accountant. All determinations required to be made under this Section 6, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by one of the largest five (5) independent accounting firms in the United States selected by the Company or if the Participant objects to such accounting firm, as selected by the Participant (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the date of termination, if applicable, or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall furnish the Participant with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6.3 and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant. The cost of all determinations made pursuant to this Section 6.2 shall be paid by the Company.

      6.3 Notification Required. The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Participant knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

            (a) give the Company any information reasonably requested by the Company relating to such claim;

            (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

            (c) cooperate with the Company in good faith in order to effectively contest such claim; and

            (d) permit the Company to participate in any proceedings relating to such claim, provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to mettle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      6.4 Repayment. If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 6.3, the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company's complying with the requirements of Section 6.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 6.3, a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof the amount of Gross-Up Payment required to be paid.

                                   ARTICLE VII

                              SUCCESSORS TO COMPANY

      7.1 Successors. This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the obligations of the Company and each Employer under this Plan, in the same manner and to the same extent that the Company and each Employer would be required to perform if no such succession had taken place.


                                  ARTICLE VIII

                   DURATION, AMENDMENT AND PLAN TERMINATION

      8.1 Duration. This Plan shall continue in effect until terminated in accordance with Section 8.2. If a Change in Control occurs, this Plan shall continue in full force and effect, and shall not terminate or expire until after all Participants who have become entitled to a Severance Benefit hereunder shall have received such payments in full.

      8.2 Amendment and Termination. Prior to a Change in Control, the Plan may be amended or modified in any respect, and may be terminated, in any such case, by resolution adopted by two-thirds of the Board; provided, however, that no such amendment, modification or termination which would adversely affect the benefits or protections hereunder of any individual who is a Participant as of the date such amendment, modification or termination is adopted shall be effective as it relates to such individual unless no Change in Control occurs within one (1) year after such adoption, any such attempted amendment, modification or termination adopted within one (1) year prior to a Change in Control being null and void ab initio as it relates to all such individuals who were Participants prior to such adoption (it being understood that (i) the modification of Schedule A to remove Participants therefrom shall, for purposes of this proviso, constitute an adverse action for the Participants so removed, and (ii) the modification of Schedule B to remove plans therefrom shall, for purposes of this proviso, also constitute an adverse action); provided, further, however, that the Plan may not be amended, modified or terminated, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise in connection with, or in anticipation of, a Change in Control which actually occurs, any such attempted amendment, modification or termination being null and void ab initio. Any action taken to amend, modify or terminate the Plan which is taken subsequent to the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change in Control shall conclusively be presumed to have been taken in connection with a Change in Control. From and after the occurrence of a Change in Control, the Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is a Participant in the Plan on the date the Change in Control occurs.

      8.3 Form of Amendment. The form of any amendment or termination of the Plan in accordance with Section 8.2 hereof shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board (or, in the case of the schedules to the Plan, by the Company's Chief Executive Officer or the Compensation Committee of the Board).

      8.4 Schedules. The schedules to the Plan constitute part of the Plan, and, without limiting the generality of other provisions of the Plan, the amendment or modification thereof shall comply with Section 8.2 hereof (except that such amendment or modification shall be by action of the Company's Chief Executive Officer or the Compensation Committee of the Board, rather than by the Board).


                                   ARTICLE IX

                                  MISCELLANEOUS

      9.1 Legal Fees and Expenses; Indemnification. (a) The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by a Participant as they become due as a result of the Participant seeking to obtain or enforce any right or benefit provided by this Plan.

      (b) The Company agrees to fully indemnify each Participant to the fullest extent permitted by law and by the Company's certificate of incorporation and by-laws for any liability the Participant may incur by reason of his employment with the Employer and his activities as an officer or director of the Company and its affiliates.

      9.2 Employment Status. This Plan does not constitute a contract of employment or impose on any Employer any obligation to retain any Participant as an employee, to change the status of any Participant's employment as an Executive Employee (if applicable), or to change any employment policies of any Employer.

      9.3 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      9.4 Settlement of Claims. The Company's obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Company may have against a Participant or others.

      9.5 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the State of Texas.

      9.6 Payment to Benefits Protection Trust. Notwithstanding any other provision of the Plan, the Company shall not be required to make any payment to a Participant under the terms of this Plan if such payment is otherwise made to the Benefits Protection Trust in accordance with the provisions of said Benefits Protection Trust.

      9.7 Choice of Forum. A Participant shall be entitled to enforce the provisions of this Plan in any federal court located in the State of Texas, in addition to any other appropriate forum.

      IN WITNESS WHEREOF, Burlington Resources Inc. has caused these presents to be executed by its duly authorized officer on the ___ day of ______________, 2000.

                                          BURLINGTON RESOURCES INC.



                                          By:_____________________________

                  Schedule A-- List of Certain Participants



                            Schedule B--List of Plans

Health Plan (Medical, Dental and Vision)

Basic Employer Life Plan

Long-Term Disability Plan

Senior Executive Survivor Benefit Plan